Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

American Stem Cell Corporation

Los Angeles, California

We hereby consent to the incorporation by reference in the registration statement on Form SB-2 of our report dated September 12, 2005 relating to the financial statements of American Stem Cell Corporation as of as of June 30, 2005 and the related statements of operations, stockholders' equity and cash flows for the initial period from inception March 15, 2005 through June 30, 2005.  Our report contains an explanatory paragraph regarding American Stem Cell Corporation's ability to continue as a going concern.  We also consent to the references to us under the headings "Experts" in such Registration Statement.

/s/ Vasquez & Company LLP

Los Angeles, California

September 14, 2005